Exhibit 99.2

SUPERVALU ANNOUNCES EMPLOYEE INDUCEMENT AWARD PURSUANT TO NEW YORK STOCK EXCHANGE RULE 303A.08

MINNEAPOLIS, MN — January 10, 2013 — SUPERVALU Inc. (NYSE: SVU) announced today, in conjunction with the announcement of its definitive agreement for the sale of five retail grocery banners to a Cerberus-led investment group and the related tender offer to be conducted for up to 30 percent of SUPERVALU shares (the “Transactions”), that grocery retail veteran Sam Duncan would be named President and Chief Executive Officer following the closing of the Transactions. At that time, the Board will grant Mr. Duncan stock options to acquire 1,500,000 shares of Company common stock with an exercise price equal to the closing price of a share of Company common stock on the New York Stock Exchange (the “NYSE”) on that date.  These stock options will have the same terms and conditions as stock options generally granted during the Company’s fiscal year ending February 22, 2014 to other executives of the Company under the Company’s 2012 Stock Plan.  They will vest in three equal annual installments on each anniversary of the grant date, with accelerated vesting upon the achievement of a per share price of Company common stock determined at the time of grant, subject to Mr. Duncan’s continued employment.  These options will be granted outside of the terms of the Company’s 2012 Stock Plan in reliance on the employment inducement award exemption under the NYSE’s Listed Company Manual Rule 303A.08.  Pursuant to the rule, the Company is issuing this press release.

About SUPERVALU Inc.

SUPERVALU Inc. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $35 billion. SUPERVALU serves customers across the United States through a network of approximately 4,350 stores composed of 1,068 traditional retail stores, including 778 in-store pharmacies; 1,329 Save-A-Lot stores, of which 946 are operated by licensee owners; and 1,950 independent stores serviced primarily by the Company’s food distribution business. SUPERVALU has approximately 125,000 employees.  For more information about SUPERVALU visit www.supervalu.com. SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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INVESTOR CONTACT:

Steve Bloomquist, 952-828-4144

steve.j.bloomquist@SUPERVALU.com

MEDIA CONTACT:

Mike Siemienas, 952-828-4245

mike.siemienas@SUPERVALU.com